Exhibit 8.1
July 11, 2008
Mentor Corporation
201 Mentor Drive
Santa Barbara, California 93111
Ladies and Gentlemen:
     This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated as of July 9, 2008 (the “Agreement”), by and among Mentor Corporation, a Minnesota corporation (“Company”), Mentor International Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Company (“Parent”), and MNT Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into Company, with Company surviving the merger (the “Merger”). Prior to, and in connection with, the Merger, Company will have formed Parent (the “Parent Formation” and, together with the Merger, the “Transaction”). The Transaction is described in the Registration Statement on Form S-4 of Parent filed with the Securities and Exchange Commission on July 11, 2008 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of Company and Parent. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Transaction will be consummated in the manner contemplated by the Registration Statement and the Merger will be consummated in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Parent and Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated July 11, 2008 (the “Officer’s Certificates”) provided to us by Parent and Company for use in preparing our opinion, and (iv) that any representation in an Officer’s Certificate made “to the knowledge of” or similarly qualified is correct without such qualification.

     The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.
     Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
     Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” in the section “The Reorganization Proposal,” we are of the opinion that:
a)	the Merger will constitute an exchange of Company common stock for Parent common stock governed by Section 351 of the Code and/or the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, with each of Parent, Merger Sub and Company being “a party to a reorganization” within the meaning of Section 368(b) of the Code; and

b)	the discussion in the Registration Statement, under the caption “Material U.S. Federal Income Tax Consequences” in the section “The Reorganization Proposal,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

     Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Merger and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the section “The Reorganization Proposal” of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours, /s/ Morrison & Foerster LLP